Exhibit 99.1

CHICAGO BRIDGE & IRON COMPANY N.V.

Q4 AND FULL-YEAR 2015 CHICAGO BRIDGE & IRON EARNINGS CONFERENCE CALL

Speakers:
PHILIP K. ASHERMAN, President and Chief Executive Officer, CB&I
MICHAEL S. TAFF, Chief Financial Officer and Executive Vice President, CB&I
5 p.m., Eastern Daylight Time
Thursday, February 25, 2016

Transcript Prepared Exclusively for CB&I by

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P R O C E E D I N G S
TELECONFERENCE OPERATOR: Good afternoon. My name is Kyle, and I will be your conference operator today. At this time, I would like to welcome everyone to the CB&I fourth quarter and full-year 2015 financial results conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. If you would like to ask a question during that time, simply press Star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press the Pound key.
Before beginning today's call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company's future plans and expected performance, are forward-looking statements that are based on assumptions the company believes are reasonable but are subject to a range of uncertainties and risks that are summarized in the company's press release and the SEC filing. While forward-looking statements represent management's best current judgment as to what may occur in the future, the actual outcome or results may differ materially from what is expressed or implied in any such statements.
Now I would like to turn the call over to Mr. Philip Asherman, President and CEO of CB&I. Thank you. Mr. Asherman, you may begin your conference.
MR. ASHERMAN: Good afternoon, and thank you for joining us as we report-
[Technical interruption.]
TELECONFERENCE OPERATOR: Mr. Asherman, you may begin your conference.
MR. ASHERMAN: Thank you, and I apologize for that, everyone, but good afternoon, and thank you for joining us as we report Chicago Bridge & Iron's results for the fourth quarter and full-year 2015. With me today is CB&I's Chief Financial Officer, Mike Taff, who will discuss the company's overall financial performance.

Now, many of you attended our New York Investor Day on February 9th or listened to our webcast, and as you have already noted from the press release, none of the preliminary 2015 results reported that day have changed nor has our 2016 guidance, so our commentary today will essentially be a recap of much of that information. But I will encourage those of you who were unable to join us 2 weeks ago to please refer to that webcast transcript for additional detail that was reported by the individual operating group executives that may not be covered today.
And, of course, my first comment, as always, is about safety performance. In 2015, CB&I became the first company in our industry to win the prestigious Green Cross for Safety medal, presented by the National Safety Council. By year's end, we had worked more than 140 million hours and finished with a lost-time incident rate of only 0.01. That equates to one lost-time incident for every 17.5 million hours on the job.
Also, as we discussed at our recent Investor Day, in 2015 we reported on important strategic initiatives that continue to support our overall goal of creating shareholder value. Included among these was the divestiture of the nuclear construction business, which we closed on December 31st, 2015. Site selection and early development of our NET Power demonstration plant and the groundbreaking of two new technology plants-our Novolen polypropylene technology pilot plant in Pasadena, Texas; and a catalyst plant in Louisville, Kentucky, which is a joint investment between CB&I and Clariant.
During 2015, we also added high-quality projects to our backlog, with new awards in excess of $13 billion. Noteworthy bookings included engineering and construction of two ethane crackers on the U.S. Gulf Coast for Axiall-Lotte and Shintech, our liquids ethane cracker and associated units in the Middle East for Orpic, an additional liquefaction train for our Freeport LNG project in Texas, the combined cycle gas turbine power plant on the Gulf Coast, and construction services for a petrochemical derivatives plant in the U.S. Additionally, we were selected by Anadarko for the initial phase of the

Mozambique LNG development, and we anticipate an EPC contract after completion of the early work sometime in the first half of this year.
Importantly, our new awards for 2015 also highlight the diversity of our end markets, versatility of our offerings and our global reach. For instance, for the year, we received awards for maintenance of a variety of power and industrial facilities globally, fabrication of low-temperature storage tanks and spheres in the U.S., storage tanks for our clean fuels project in the Middle East, pipe fabrication for petrochemical and LNG facilities on the Gulf Coast, engineered products for a refinery in Russia and a hydrotreater in the U.S., technology license for an ethylene plant on the Gulf Coast and a hydroprocessing facility in Asia, refining and petrochemical catalysts in North America and Africa, and technology license and catalyst sales globally.
As previously announced, our consolidated financial performance for the year resulted in income from operations on an adjusted basis approaching $1.1 billion, revenue nearing $13 billion, and adjusted net income of $631 million or $5.86 per diluted share.
For the fourth quarter, our adjusted operating income was $279.3 million or 8.5 percent of revenue. Revenue was $3.3 billion, and our adjusted net income was $165.2 million or $1.56 per diluted share. New awards in the fourth quarter were $3.3 billion. And Mike Taff will discuss our financial results in greater detail.
Now I will briefly discuss highlights from our operating groups for 2015 and a general outlook for 2016. Starting with Engineering and Construction, our large projects in the Gulf Coast continue to make progress during the year. Our Freeport and Cameron LNG export terminals are preparing for construction ramp-up following site preparation activities, including the installation of pilings, underground piping, and concrete placement.
Our ethylene cracker project in Ingleside, Texas, for OxyChem-Mexichem is preparing for startup in the second half of the year, and our crackers in Louisiana for Axiall-Lotte and Shintech continue to advance in early stages, with the construction expected to ramp up progressively throughout the year.
For 2016, in North America, we continue to focus on natural gas-based projects driven by advantaged feedstocks, mainly LNG, gas-fired power generation, ethylene and other ethylene derivatives. Outside of North America, the award of the $3 billion Orpic project is a good example of an opportunity in the Middle East, which will increase refining capacity, provide finished products for export, as well as to capitalize on opportunities to integrate refining and petrochemical development.
East Africa continues to progress with Mozambique LNG as well as potential opportunity with power and gas processing prospects in the region. We anticipate that Russian refining and ethylene opportunities will potentially move forward, which will generate high-margin engineering and procurement scopes by levering our technology position in this region.
Fabrication Services continue to progress in the 500-plus contracts in 47 countries, where we currently have active projects. During this last quarter, we successfully commissioned the APLNG tanks for ConocoPhillips at Curtis Island for the first LNG cargo from that project.
Our fabrication and manufacturing business is currently enjoying record backlog, with roughly an even split between CB&I orders and external third-party orders. We continue to streamline our operations with improvements such as restaging material storage inflow, applying new welding technologies, and eliminating unnecessary production steps.
During 2015, we produced over 174,000 pipe spools, which is a 20 percent increase over previous years. We are also shifting more fabrication for our heat transfer business to our Thailand shop, resulting in a high-quality product and lower-cost fabrication.
The outlook for our fabrication services business is expected to remain solid through 2016, with the U.S. and Middle East accounting for about 85 percent of those prospects. The U.S. market is expected to continue to be driven by natural gas liquids production, new petrochemical plants, LNG export terminals, and gas-fired power plants that will be replacing coal-fired units, also requiring large heaters, pipe spools, and process modules. Refining revamps and new unit additions provide opportunities for our engineering products group, and in the Middle East, we see sustained opportunities in refining, liquid terminals, gas processing, and petrochemical plants.
In our Technology group, during 2015, we made significant progress, continuing to position our technologies in strategic markets for CB&I. Several facilities, units and plants that will use our technology, completed successful start-ups in 2015. Some of these start-ups included development in India, which uses Novolen polypropylene technology, the world's first commercial-sized solid catalyst alkylation unit in Texas and China, the first commercialization of CB&I's butene-1 technology in Thailand, and a new coal gasification license for a unit in Korea.
During the year, we were also awarded new technology patents and continued the successful commercialization of new catalysts that are lower cost, more distillate selective and more active to help our competitive advantage in both the refill and new licensing market.
For the current year, we continue to support the development in the U.S. for additional ethane crackers, refining, and petrochemical derivative opportunities. The Middle East remains active for technology opportunities as well as Asia showing signs of resilience, despite the economic uncertainty in China. We are increasingly positive about our technology opportunities in India, as economic growth is robust and demand for chemicals and petrochemicals supports technology investments.
And turning to Capital Services, our 2015 operations and maintenance business performed a number of nuclear outages and refinery turnarounds, completed environmental remediation projects, progressed on nuclear decommissioning work, and continued supporting ongoing recovery activities from Hurricane Sandy.

During the year, we also implemented a number of cost savings and labor utilization initiatives in this operating group that are evidenced by the sequential improvement in margins for the year.
Opportunities for Capital Services remain primarily focused on higher margin environmental services and program management business, opportunities for incremental maintenance contracts, and some federal services projects for mission-critical support and remediation.
In summary, as we discussed during our Investor Day, we have good visibility into 2016, with over 75 percent of our projected revenue in current backlog. We feel confident in our ability to achieve our guidance of 11.4- to $12.2 billion in revenue and our EPS range for the year of $5 to $5.50 per share.
We are also well positioned to sustain our backlog with high-quality diversified business, as we remain the leaders in integrated project delivery with what we think is unmatched capabilities in direct-hire and self-performed execution. We believe our early-mover advantage with technology will continue differentiating our competitive positioning and ability to deliver capital projects.
So let me turn it over to Mike, who will report the financial results for the fourth quarter and the year. Mike?
MR. TAFF: Thanks, Phil, and good afternoon, everyone. Let me discuss in greater detail our financial results for the quarter and full-year 2015.
Before reviewing our results, let me highlight that we will be discussing adjusted balances on a non-GAAP basis, which exclude a non-cash after-tax charge of $1.1 billion, resulting from the sale of our nuclear construction business on December 31, 2015. We believe adjusted balances are a better indication of our future operating performance. Our earnings release includes a reconciliation of adjusted results to GAAP results, and additional information will be available in our Form 10-K, to be filed shortly.

Fourth quarter revenue was $3.3 billion compared to $3.4 billion in the fourth quarter of 2014. Revenue for 2015 was $13 billion, which was unfavorably impacted by approximately $900 million from the strengthening U.S. dollar compared to 2014. On a constant currency basis, revenue increased 7 percent versus the prior year.
Gross margins were relatively unchanged at 12 percent of revenue in the fourth quarter of 2015 and 2014. For the year, gross profit was $1.5 billion, representing gross margins of 12 percent of revenue compared to 11 percent in 2014. The increase in gross margin percentage is primarily the result of higher margin backlog and leverage of our operating costs.
For the quarter, selling and administrative expense was $99 million compared to $95 million in 2014. For the year, S&A expense was $387 million or 3 percent of revenue versus $405 million or 3.1 percent of revenue in 2014, an improvement of 10 basis points year-over-year. The annual decrease is primarily attributable to lower incentive plan cost and savings from our cost reduction initiatives.
For the fourth quarter, adjusted operating income was $279 million or 8.5 percent of revenue versus $291 million or 8.6 percent of revenue during the fourth quarter of 2014. For the year, we generated adjusted operating income of $1.1 billion or 8.4 percent of revenue compared to adjusted operating income of $1 billion or 7.9 percent of revenue in 2014, an improvement of 50 basis points.
Adjusted net income for the fourth quarter was $165 million or 5 percent of revenue compared to $161 million or 4.7 percent of revenue in the comparable period in 2014. Adjusted net income for the year was $631 million compared to $569 million for 2014, representing a year-over-year increase of 11 percent.
For the quarter and full year, adjusted diluted earnings per share were $1.56 and $5.86, respectively, compared to $1.47 and $5.21 for the comparable periods in 2014, representing an increase for the year of 12 percent for 2015 compared to 2014.

As Phil highlighted previously, new awards for the year totaled $13 billion, with fourth quarter awards approaching $3.3 billion. New awards for 2015 exceeded annual revenue by over $200 million, representing a book-to-burn ratio greater than 1. At the end of the year, our backlog was approximately $22.6 billion.
Now let's review the operating group results for the year and the quarter.
New awards for Engineering and Construction were $1.8 billion for the quarter and $6.7 billion for the year. Fourth quarter revenue totaled $2 billion, up over 2 percent compared to the same period in 2014 in spite of an FX headwind of approximately $120 million for the quarter.
For the full year, revenue of $7.7 billion was up slightly from 2014 and benefited from increased revenue on our LNG projects in the U.S., partly offset by decreased revenue on projects in the Asia-Pacific region and Colombia, and an FX headwind of approximately $730 million.
For the fourth quarter, E&C adjusted operating income of $165 million or 8.2 percent of revenue compares to $146 million or 7.4 percent of revenue for the comparable period in 2014. For the year, adjusted income from operations totaled $631 million or 8.2 percent of revenue compared to $519 million or 6.8 percent of revenue in 2014. The annual increase was largely attributable to higher margin mix and better overhead recoveries.
Fabrication Services generated new awards of $493 million for the fourth quarter and $3.1 billion for the year. Revenue for the fourth quarter was $553 million, resulting in $2.4 billion for the year compared to $2.7 billion for 2014. The year-over-year decrease was largely due to a $140 million FX headwind and the completion of storage tank work in the Asia-Pacific region.
Operating income for the fourth quarter totaled $56 million or 10 percent of revenue compared to $81 million or 12 percent of revenues in the fourth quarter of 2014. For the year, operating income was $225 million or 9.2 percent of revenue compared to

$274 million or 10 percent of revenue for 2014. Our 2015 results were adversely impacted by lower revenue volume and foreign exchange impacts.
Technology reported new awards for the fourth quarter and full year of $322 million and $578 million, respectively. Included in new awards for the fourth quarter is $226 million related to our share of new awards for our Chevron Lummus Global equity venture.
Technology revenue for the fourth quarter was $88 million compared to $90 million in the comparable period in 2014. For the year, revenue reached $399 million, an increase of 3.6 percent over 2014. The increase was primarily due to higher catalyst volume.
Operating income for the quarter was $34 million or 39 percent of revenue, resulting in $151 million for the year or 38 percent of revenue. This compares to $148 million or 38 percent of revenues for 2014.
Lastly, Capital Services generated new awards of more than $660 million in the fourth quarter and $2.7 billion for the year. Revenue for the quarter was $617 million compared to $620 million for the same period in 2014. For the year, revenue was $2.4 billion, an increase of $163 million or 7 percent over 2014, primarily due to increased plant maintenance and chemical plant services activity.
Operating income for the fourth quarter was $25 million or 4.1 percent of revenue compared to $26 million or 4.3 percent of revenue in the fourth quarter of 2014. For the year, operating income was $74 million or 3.1 percent of revenue compared to $81 million or 3.7 percent of revenue in 2014.
Now turning to our balance sheet, cash flow, and liquidity. At year-end, our cash balance was $550 million, an increase of approximately $200 million compared to year-end 2014. During the quarter, we generated $117 million of operating cash flows, our full-year net cash usage of $56 million.

As we discussed during our recent Investor Day, we expect our operating cash flow performance in 2016 to improve substantially with operating cash flows at or above net income.
As highlighted in the pro forma tables included in our earnings release, excluding the disposed nuclear construction business, our operating cash flow would have approached $370 million for the fourth quarter and over $1 billion for the full year.
During 2015, we invested $79 million in capital expenditures and $40 million in a technology catalyst plant, repurchased $231 million of stock-that's approximately 5 million shares -and paid $30 million in dividends. At year-end, our net contract capital liability position, reflecting the combined balances of receivables, inventory, contracts in progress, and accounts payable, was $787 million.
We continue to enjoy significant support from the credit markets, with over $4 billion of credit available to support new awards, growth, and strategic opportunities.
Finally, I would like to remind you that during our Investor Day, a few weeks ago, we provided 2016 revenue guidance of 11.4- to $12.2 billion and diluted earnings per share guidance of $5 to $5.50 per share. We expect earnings and operating cash flows to progressively improve as we move through the year, with the first quarter being the lowest quarter in 2016.
With that, I will turn it back over to Phil.
MR. ASHERMAN: Thank you, Mike. Why don't we open the call for your questions?
TELECONFERENCE OPERATOR: At this time, I would like to remind everyone, in order to ask a question, press Star, and then the number 1 on your telephone keypad. We'll pause for a moment to compile Q&A roster.
Your first question comes from the line of Steven Fisher from UBS. Your line is open.
MR. ASHERMAN: Hello, Steve.

MR. FISHER (UBS Securities LLC): Hi, Phil. Sorry for the background noise here.
MR. FISHER (UBS Securities LLC): Just a first question. I realize it's only been a couple of weeks since your Investor Day, but things seem to be changing by the day here in the market. But has anything changed in your views on the potential for bookings in 2016 and specifically the timing of some of the big things you were expecting in the first half?
And then on Mozambique, I thought I heard you say maybe that it's second half or after the first half for Mozambique now, but I may have misheard that. Could you just clarify your thoughts there?
MR. ASHERMAN: Well, yeah. I think we've been consistent in saying we expected the final EPC contract to be in the first half of this year-first, second quarter-and we still expect that. That is disconnected from the FID which Anadarko will be announcing probably year '17.
But why that is important, Steve, is because there's a number of-there's a lot of early works and preliminary work that we have to ramp up to get to the EPC contract, which really represents just more of a commitment to the marketplace and the supplier business. So we are looking forward to that, and at that time, we will take that into backlog.
Generally, what we see-and just to give you a little more color from what we discussed a couple of weeks ago-you know, the overall funnel, we've got a little more information on that. Historically, our funnels typically of new prospects have been running 87 to $90 billion. It still looks pretty healthy this year. Our analysis shows that there's approximately $73 billion worth of opportunities out there in our end markets. So we haven't seen a large decrease in the overall number of projects. And that funnel analysis-I got to caution you-is not an exact science, but certainly the projects that we've seen out there.

So, when you look at the next year by geography, it is very, very heavily weighted in the U.S. I think we are looking at probably 73 percent of our backlog now or 80 percent of our backlog currently in the U.S.
The split between the various types of work, probably around 24 percent will be in refining or probably closer to 35 percent will be in refining, petrochemicals, and the rest of the work will be spread out between LNG, which is around 12 percent of our work forecast, and then processing and oil and gas and power.
So we see a fairly good split of work, a diversified split of work around the world. Internationally, it's going to be probably more opportunistic because we're very selective in these markets right now, particularly in the Middle East. We see the Asia Pacific will be a good technology market, but as far as new capital projects, we don't see anything large for us through this year. So, again, same story, refining, petrochemicals, LNG, power-gas-fired power plants will dominate our new award forecast.
MR. FISHER (UBS Securities LLC): Okay. But just to be clear, nothing has changed in your expectation of timing of these things in the last few weeks?
MR. ASHERMAN: Nothing has changed in timing, whether it be in ethylene or power or Mozambique.
And I would say in the overall year, it's probably a more even ramp-up to the end of the year in terms of prospects than we've seen in a long time. It's not as much of a hockey stick, but it does tend to be more backend loaded on the back half of the year.
MR. FISHER (UBS Securities LLC): Okay. And now that you don't have the nuclear distraction, how is your ability to focus on executing everything else changing, and how are you allocating oversight resources that you had before on nuclear stuff to other projects to make sure that everything else goes smoothly?
MR. ASHERMAN: Well, the resources that we allocated to the nuclear business were very specific and directed on nuclear-type work. It's quite different than the rest of our backlog.

As far as management time, certainly we are fully dedicated to our backlog in place and our customers and our cash flows from those projects. So it has been an improvement. It's been the right thing to do for our shareholders, but it's also been a positive change for the entire company from that respect.
So we're looking for a year of being able to talk in length on the rest of our backlog and the progression of our LNG and other work around the world, but we remain pretty positive about 2016.
MR. FISHER (UBS Securities LLC): Okay. Thanks, Phil.
MR. ASHERMAN: All right. Thanks.
MR. TAFF: Thanks, Steve.
TELECONFERENCE OPERATOR: Your next question comes from the line of Jamie Cook from Credit Suisse. Your line is open.
MS. COOK (Credit Suisse Securities): Hi. Good morning.
MR. ASHERMAN: Hi, Jamie.
MS. COOK (Credit Suisse Securities): I'm sorry. Good evening.
MR. ASHERMAN: Good evening. Good afternoon.
MR. TAFF: Good evening.
MS. COOK (Credit Suisse Securities): So I guess just a couple things. Again, we just had your Analyst Day, but one, Phil, I guess your win rate this cycle has been pretty extraordinary, you know, and I guess, how sustainable do you think that is going forward? I mean the one side of me says you can't win everything. The other side, to Steve's point, I mean, you guys can definitely be more focused now that you don't have the nuclear distraction. So I'm just trying to think about your win rate on the projects that you have out there.
And then my second question relates to, you know, as I think about 2016 or even into 2017, for some of your fixed-price contracts, are there any opportunities for you to realize margin just because we're more in sort of a deflationary market relative to when you booked a lot of these projects, or do you think any opportunities there will be given back to customers as your customers just focus on, you know, lowering the CapEx of the total project? Thanks.
MR. ASHERMAN: Well, relative to win rate, I think we've always been selective in all of our end markets. In some of our groups, that win rate is well over 60 percent in our Steel Plate Structure group. I will have to say the Engineering and Construction business has done a tremendous job, and I think they have had some win rates in their oil and gas and other parts that are well over 70 percent.
Now, how sustainable that is is really just how competitive the marketplace, but, you know, the market-the end markets that we're dealing in, Jamie, is less about absolute price and more about qualifications and capability. The question was asked at Investor Day about taking major projects at lower prices, but there's more to being competitive than just having the best price, and that has to do with your technical offering, your capabilities, schedule. There's a whole lot of components in there that is not just about price, and that's really what we focus on. So, as long as we stay true to our end markets and stay true to what we do well, I think we can sustain our win rates at a pretty high level.
So we are very selective, and when I talk about this $15 billion of potential new awards, this is pretty good work. These are high-quality projects that we have experience in. So we're not diverting from our model. We're not diverting from our execution plan, and we're just focusing on what we actually do well. And I think if we do that, we'll be very, very successful in being able to manage some of the inherent risks that goes with some of these projects, but, you know, we're pretty careful. And we think with the fixed-price work we have out there, we do have good opportunities for premiums based on our ability to execute well, so we're pretty optimistic about it.
MS. COOK (Credit Suisse Securities): And then just on the deflationary-sorry-opportunities to realize margin from that, are customers asking for kickbacks?

MR. ASHERMAN: No, I haven't- we really haven't seen that. You know, the margin isn't really the issue on the projects. We've been able to maintain, in our pricing, historic margin both on a gross profit and certainly realize higher net margins.
Where we really concentrate on is during the preliminary work with these clients is looking at where we can add value, where we can affect schedule, and where we can affect scope, and that's really how we've been able to maintain the margins. And I don't see that changing.
We don't enter into too many, just price tenders, if you will. So we-except in the steel plate structures business, but again, that's a business we know a lot about and we know a lot about the pricing. But in the large projects, it really doesn't work that way. So there's more-you know, on the petrochemical, we have an advantage when we provide the technology, which leads them to the delivery. So that is more of a negotiation once we are qualified on the technology.
On the LNG, there's fewer and fewer competitors out there and one that we have a pretty good position on. So that's how we really affect our margins, and it's less of a price competition on the front end than one might expect. But we are expected to add value. We are expected to look at how much we can save the owner in terms of their operating cost and their efficiencies, and I think that's where we do well.
MS. COOK (Credit Suisse Securities): Okay, great. I'll get back in queue.
MR. ASHERMAN: All right.
MR. TAFF: Thanks, Jamie.
TELECONFERENCE OPERATOR: Your next question comes from the line of Andy Kaplowitz from Citigroup. Your line is open.
MR. ASHERMAN: Hello, Andy.
MR. FLEMING (Citigroup): Hi, guys.
MR. TAFF: Hi, Andy.

MR. FLEMING (Citigroup): Hi, guys. Good evening. It's Alan Fleming tonight.
So can I ask you, maybe push you on your E&C margins? I think if you back out the charge for the nuclear disposal, I think you were right around 8 percent, maybe a little above 8 percent again this quarter. I know in the past, you've talked about 4 to 7 as the longer-term range.
MR. ASHERMAN: Right.
MR. FLEMING (Citigroup): But is there any reason to believe that you can't continue to perform above the 7 percent high end of that range going forward as you continue to ramp on Freeport and Cameron and even ex the nuclear projects in there?
MR. ASHERMAN: I believe you. I think we certainly have the opportunity there, and again, just to clarify for everybody that's on here, we are talking operating margin. That's what we like to focus on. So they're quite higher than what the rest of the industry can produce, and I think that's from performance.
So, yeah, I think with the amount of volume that we have, we run those same sensitivities. If we can get another percentage point out of our margins for that much volume, we're all going to be very happy, and you will be too.
So there's no reason to think that we can't produce more, but I think realistically, as you model your outlook in the way we look at our forecast, you know, we can raise the bottom level to, let's say, call it, 6 to 8 and split the difference. But I think if you stay in that range, considering the market, I think that would be probably prudent.
MR. FLEMING (Citigroup): Okay. I appreciate that. And then maybe, Mike, maybe I can push you a little bit on the call. I know you talked about it a bit at the Analyst Day, but in terms of your guidance of cash from ops approximating or even exceeding net income this year, how conservative are you being with that guidance, and how much risk is there that if advance payments, you know, in a more difficult environment are lower than you thought-how difficult would that make it for you to deliver on that guide, and how much are you assuming for advances in '16?
MR. TAFF: Hey, Alan. You're pushing both of us today, huh?
No, you know, I think we feel good about what we've talked about as far as operating cash flows meeting net income and all. There's certainly some included in our-and our forecast includes some down payments that we'll get on some bookings in the year, but that's no different than any other year.
I think just setting a target for net income as that benchmark is a great benchmark, and as I said at Analyst Day, I think there will be years where we meet that target, and I think there will be years when we exceed that. But a lot of that is just depending on, you know, Alan, just maybe a few days, and so it doesn't necessarily change the economics of the transaction. But also, it's really hard to predict exactly when a booking occurs and when that down payment occurs, whether that occurs January 3rd or December 28th sometime, and it falls from one year to the next and all. But we feel good about that.
And I think the thing I would refer you back to that chart I showed you at Analyst Day and I've showed you before. Just look at our history. We've got a great history over the last 10 years of being able to do that year in and year out, and so now with the transaction that occurred at the end of the year, I think we feel good about just continuing down that line of doing that.
And then we're going to focus on just the basics too. We are going to focus on just your typical, you know, accounts receivable inventory and accounts payable management as well, and we think we can make some improvements there.
MR. ASHERMAN: Let me just add. It might help too. If you just look at the overall breakdown of where our income is coming from, remember we've got about 70 percent of our earnings coming from fairly recurring revenue streams. When you look at the $5 billion worth of backlog in Capital Services, when you look at 3.5- to $4 billion in Fabrication Services and Technology, the cash that is more sensitive to potential progress issues is contained in the E&C market or E&C business, which is about 45 percent of that, so it's a pretty good mix. So we have more predictability in some parts of the business than we do, but what gives us some confidence also in the big EPC business is a lot-most of this is big fixed-price work, and so cash flow curves are much more predictable. We have the throttle on that as far as the milestone.
So the billion dollars, you know, you get to that math when you back out the nukes from last year. You get to that billion dollars of what we could have earned from the rest of the business. That certainly is probably, I would think, the minimum goal we have for this year going in. So is that conservative? I think it's probably based on the best information we have today, but it's a good target.
MR. FLEMING (Citigroup): Guys, I appreciate the color. I'll pass it on.
MR. ASHERMAN: All right.
MR. TAFF: Thanks.
TELECONFERENCE OPERATOR: Your next question comes from the line of Martin Malloy from Johnson Rice. Your line is open.
MR. ASHERMAN: Hey, Marty.
MR. TAFF: Hi, Marty.
MR. MALLOY (Johnson Rice & Company): Good afternoon. The first question is on the technology business. I'm sorry if I missed this, but could you talk about what drove the strong bookings during fourth quarter?
MR. ASHERMAN: You know, we were concerned about the bookings. They kept getting pushed to the right, and, you know, we had some strong catalyst sales to the right. And Mike has some more color on that.
MR. TAFF: Yeah. And the other thing, Marty, is that, you know, what we talked about at Analyst Day too. We included in the fourth quarter, our pro rata share of the bookings related to our partnership with Chevron Lummus Global. So we hadn't historically done that, but as we've seen kind of the mix changing our business-Orpic's a good example of that, where we've got unconsolidated joint ventures-we're including our pro rata share of those in backlog. So, in my prepared comments, I highlighted that, and so that's certainly a portion of that this quarter.
MR. ASHERMAN: And you raise a good point because, as we go through the year, as those other joint ventures become more of an important part of our overall revenue and earnings, we're going to have to normalize that for you relative to revenue and return, so it will be a little clearer going forward.
MR. MALLOY (Johnson Rice & Company): Okay. And then the next question I had, just in terms of your customer base-and curious if it's changing at all, particularly in the U.S. with some of the stresses that are being experienced by the MLPs and the IOCs. When you think about gas processing projects, storage projects, pet-chem projects, are you seeing any change in terms of your customer mix?
MR. ASHERMAN: We are, and we saw that probably for the last couple of years, less concentration in IOCs, more of those companies, as you well know, and people are looking at rationalizing their capital plans going forward. But as far as development deals, as far as utilities, providing more integrated solutions on how they monetize gas, you know, we are seeing a lot of those type of projects. We're also seeing some IOCs that are just redeploying capital more downstream than they have to petrochemical work, such as Total, so we're seeing that as opportunities.
Internationally, it's going to be very opportunistic. Orpic was a great example of that, but a lot of those investments aren't about the oil price as much as strategic investment for long term positioning, so we're seeing some of that. But still, for us, our markets are showing that they still have some resilience, and we feel pretty optimistic about our bookings going into this year.
MR. MALLOY (Johnson Rice & Company): Okay. Thank you. I'll turn it back.
MR. ASHERMAN: Okay.
MR. TAFF: Thanks, Marty.

TELECONFERENCE OPERATOR: Your next question comes from the line of Michael Dudas from Sterne Agee. Your line is open.
MR. ASHERMAN: Hi, Mike.
MR. DUDAS (Sterne, Agee & Leach, Inc.): Good evening, everyone. Good evening, everyone.
MR. TAFF: Hi, Mike.
MR. DUDAS (Sterne, Agee & Leach, Inc.): You would think after a 3-hour Investor Day, a couple of weeks, we wouldn't have all these questions, right?
MR. ASHERMAN: No. Can't get enough of them, Mike.
[Laughter.]
MR. DUDAS (Sterne, Agee & Leach, Inc.): First, first question on the technology side. In your funnel, any opportunities that you might see in 2016 or maybe first half of '17 of EPC work coming from some of the technology that you've sold and put into the marketplace?
MR. ASHERMAN: Well, certainly, Total is the best example of that, and so later in the year, that's going to be a great example for how we'd leverage our technology offering into delivery solutions.
But I think the good news for technology is kind of a reemergence of some of their traditional markets, particularly in China, where historically that sometimes has been 26 percent of their overall licensing and catalyst business. So we see some rebounding of that as investments are having to be made, again, for more strategic reasons. So we're seeing some of that.
But, yeah, I think whenever you look at the petrochemical projects, the large projects, when you see our discussion around petrochemicals, it's because our technology is in front of that. There aren't many petrochemical projects that we will be pursuing from an EPC basis that doesn't use our technology.

Now, having said that, even though those projects may be pursued by others, we have had a tremendous, tremendous success in providing fabricated pipe, tanks, and other services that we do have to those projects. So we're not out of the game just because we don't get to EPC on some of those other businesses, but technology gives us great visibility into that market, and so we can add those projects to our forecast early on.
MR. DUDAS (Sterne, Agee & Leach, Inc.): Duly noted. And that follows up to my second-my follow-up question. You mentioned in your prepared remarks, Phil, about 174,000 pipe spools that you guys-
MR. ASHERMAN: Yeah.
MR. DUDAS (Sterne, Agee & Leach, Inc.): -fabricated this year, up 20 percent from a year ago. Does that give you-how does that look going into 2016? Does that give you an element of confidence about the marketplace and what other customers are thinking about investing in some of the opportunities they have internally and also selling to third parties? Does that also kind of give a good sense that things may not be so bad to others?
MR. ASHERMAN: Well, it was really just a useful way to show that our fabrication manufacturing business that we purchased in '13 has grown by at least 20 percent, just by the sheer volume of the amount of product that we're putting through the plant. So that's really how I'd look at that. What that shows is that that business is getting more and more opportunity for our internal backlog as well as continuing opportunity and a great market externally for the third party, and we see that continue to grow. So there are very few projects, if any, in our EPC backlog that doesn't utilize our pipe fabrication or our tanks when they're available or when needed. So that's a great part of our business model that we'll continue to leverage.
MR. DUDAS (Sterne, Agee & Leach, Inc.): Excellent, Phil. Thank you.
MR. ASHERMAN: Thank you.
MR. TAFF: Yeah. Thanks, Mike.

TELECONFERENCE OPERATOR: Your next question comes from the line of Jeff Volshteyn from JPMorgan. Your line is open.
MR. ASHERMAN: Hi, Jeff.
MR. VOLSHTEYN (JPMorgan Securities): Good afternoon. Hi. Good afternoon. Thank you for taking my question. Just a quick numbers question on backlogs. You were consistent with your Analyst Day commentary that 75 percent of your 2016 revenues are already in backlog.
MR. ASHERMAN: Right.
MR. VOLSHTEYN (JPMorgan Securities): Can I ask you from sort of a different angle? What is your, so to speak, 12 months' backlog compared to longer-term backlog?
MR. TAFF: It's about-you know, I think what you'll see in the 10-K is that we're saying that of the backlog, about 40 to 45 percent of that will burn over the next 12 months.
MR. VOLSHTEYN (JPMorgan Securities): So that ratio doesn't really change, then?
MR. TAFF: No, it doesn't.
MR. VOLSHTEYN (JPMorgan Securities): Okay.
MR. ASHERMAN: Yeah. And I think probably another number that is different from last year, as we're seeing in 2015 and probably in 2016, that underpinning work that has usually higher margin characteristics and quicker burn contributes to that 45 cent, and for this year, it was roughly around a little over $5 billion-
MR. TAFF: Yeah.
MR. ASHERMAN: -and probably will be the same for next year. So that's always an important number we watch.
MR. VOLSHTEYN (JPMorgan Securities): Okay. And a quick follow-up on any updates on the situation in Colombia with Colombia refinery?

MR. ASHERMAN: Well, thanks for asking. You know, we really don't know any more than what's been presented in the Colombia blogs and some of the other media down there. We worked as an integrated team with Reficar for, gosh, over 5 years without any serious dispute. So it's really kind of disappointing to hear some of the rhetoric that's been printed.
But all I can tell you is the plant has been turned over. It's making product. It's selling product since the end of last year. We support our technology licensing obligations, and, you know, I think part of it is really it's symptomatic of what we're seeing in an entire industry where a lot of these producers are struggling to rationalize these capital expenditures in this low-price environment. But this was a major expansion that also had a critical strategic investment for Ecopetrol that had longer-term implications for strengthening the entire position of the South American market. So I got to believe that the benefits of a project that was very well built and is being very well operated, combined with a substantially upgraded workforce-that we trained 17,000 Colombians-I think it will provide the strategic return they're looking for. So that's all I could tell you, and so we continue to live up to our obligations, and I think some of the rhetoric has toned down a bit, and that's where we're at.
MR. VOLSHTEYN (JPMorgan Securities): Thank you. Very helpful.
MR. ASHERMAN: Okay.
TELECONFERENCE OPERATOR: Your next question comes from the line of Jerry Revich from Goldman Sachs. Your line is open.
MR. ASHERMAN: Hi, Jerry.
MR. REVICH (Goldman Sachs): Hi. Good afternoon. Good evening. Phil, I'm wondering if you could talk about on the two major U.S. LNG projects that you have under way at what percentage of completion will you folks be able to take out some of the cost contingencies. When do you plan to look at that? We are hearing from your joint venture partner that a lot of the items had more favorable than expected, wage as being a major item that they've spoken about, and when can we look for the accounting re-measurement on those projects to see how that's going?
MR. ASHERMAN: Yeah. You're referring to Freeport and Cameron specifically?
MR. REVICH (Goldman Sachs): That's right.
MR. ASHERMAN: Yeah. Okay. Well, you know, they're still-you know, Cameron is-Freeport is about at the halfway point, probably 50, 60 percent complete. You know, that's got a completion date for some time first quarter or early second quarter of '19.
You know, you really can't look at these as far as when contingencies are released because we operate these jobs on a positive cash flow, risk mitigation basis, so that contingency could be adjusted throughout the life of the project. So we never forecast overall profitability on the fact that we're going to get a big savings in contingency. In many cases, we plan that most of that contingency may be spent because of other risks.
Now, some of the areas that we are seeing that aren't quite as risky, if you will, then what we look at is labor. You know, when we went into some of these jobs, the availability of direct labor was a very high-risk item that we talked about on previous calls, which is really not becoming apparent. As long as quantities hold out and we get our deliveries and major equipment, which all seems to be on track, we intend to bring that job in exactly as where we priced it, so with our normal.
So rarely would you hear us talk about savings from contingencies as part of our earnings forecast. We don't do it that way, but I'm hopeful. We're always looking for savings from some area, but these projects are going as planned, which is exactly what you want.
MR. TAFF: Yeah. Hi, Jerry. And from an accounting standpoint, you normally won't see the contingency being released kind of proportionally to the PLC percentage. Typically, it's in the last, say, 25 percent of the job when we really start looking at that, and so we generally take a pretty conservative approach in that contingency because it was there for a reason, as Phil said-and also, before we would release significant releases of contingency, typically would be towards the tail end of the job.
MR. ASHERMAN: Yeah. And remember these jobs are last part of '18 and first half of '19 before you completion, so we've got a ways to go.
MR. REVICH (Goldman Sachs): Okay. Thank you. And then can you just provide more context out of the 13- to $16 billion order target? Are you willing to bucket for us the major components? You know, it sounds like underpinning work is 4- to 5 billion; Mozambique, 2.5 billion. Can you flesh out for us the other major pieces on the tower project?
MR. ASHERMAN: Yeah. I'll tell you exactly what we're looking at. You know, again, I don't know if you heard the earlier question-and-answer around the funnel and geography, but generally, Engineering and Construction would be about 45 percent of our new work, Fabrication Services another 40, and the rest split up between Technology and Capital Services.
We think the new award ramp-up will be fairly smooth over the first three quarters, with some uptick in the fourth quarter, and, you know, if everything goes the way we want to in terms of timing, we would hope that total would be somewhere in the neighborhood of around 14-, $15 billion, which is consistent. So I think we're able to sustain that new award forecast that we've had in the last couple of years.
When we look at what type of projects by end market, it is dominated still-it's still by LNG, when you've got Mozambique still in front of us for this next year and another LNG work we've got out there. The rest is split up between petrochemicals and power and some gas processing in our government work and Capital Services.
So I think if you look at the main tranches of that new awards, it's LNG, petrochemicals and power for this year, power generation, and then some great opportunities in other parts of the world. So that's kind of how we see it. Do you need any more color than that?
MR. REVICH (Goldman Sachs): Yeah. Just maybe outside of Mozambique, really what are your assumptions for LNG? Are you assuming additional U.S. LNG plants move forward?
MR. ASHERMAN: Well, when you look at LNG, it's not just big export facilities. We've got a lot of development work on some newer LNG plants in parts of the country, whether it be Canada or some in Africa with Mozambique. We're looking at some on the West Coast of the U.S. We also include in our LNG work, the tanks and the re-gas that we do for other projects around the world, so that's all LNG kind of work. So there's a healthy amount of that still in front of us.
MR. TAFF: Yeah. And, Jerry-
MR. ASHERMAN: I'm sorry. It's about-if you want to just look geography splits, it's about-U.S. is about 23 percent of that total, and Africa is 44 percent, of course, dominated by Anadarko, and Canada is about 33 percent.
Petrochemicals has almost completely dominated, the U.S. market, about 84 percent of our petrochemical outlook, and power is the same way, where about 96 percent of our work is going to be. So we've shifted from about 3 years ago being heavily dependent on work outside the U.S. to where I think-Mike, correct me-it's going to be almost 85 percent of our work is going to be somewhere in North America?
MR. TAFF: That's correct.
MR. ASHERMAN: So it's been quite a shift of our market over the past few years.
MR. TAFF: Jerry, the other thing I was going to mention on LNG-and Pat Mullen mentioned this at Analyst Day-is that also it includes some expansion work at some of the existing projects we have there. So we think one of those projects will add an additional train, and that will be up to-you know, our share of that would be close to exceeding a billion dollars.

MR. ASHERMAN: That's absolutely important.
MR. REVICH (Goldman Sachs): Okay. Thank you very much.
MR. TAFF: Take care.
TELECONFERENCE OPERATOR: Your next question comes from the line of John Rogers from D.A. Davidson. Your line is open.
MR. ROGERS (D.A. Davidson): Hi.
MR. ASHERMAN: Hi, John.
MR. ROGERS (D.A. Davidson): Good afternoon. Just a couple of points of clarification. First, on Reficar, Phil, did you say that you don't have any outstanding receivables there associated with that project? Have you collected all your cash?
MR. ASHERMAN: Nothing. But everything has been submitted, and we're closing out the job, and we don't see anything, material impact, from that standpoint. There's no real substantial disputes we have, so I think we'll be all right.
MR. TAFF: Yeah. John. I mean, I'd say our receivable balance at year-end is pretty consistent with what we've been running the last several quarters, you know, from that standpoint, and as Phil said, for the most part, we're-we've de-manned, and so the burn rate is very low today. And we would expect to collect the remaining part of that receivable.
MR. ROGERS (D.A. Davidson): Okay. And then in terms of the bookings that you're looking for this year outside of Mozambique-and especially, I'm thinking about the U.S. work-how much of-how many of these projects or portion of that backlog is dependent on projects getting project financing, in other words, as opposed to large corporate customers?
MR. ASHERMAN: That's a great answer. You know, when you look at the change in the client base, you know, it isn't balance-sheet financed. It's you are-they're deals. So we get more, more financing from ECAs. We see very little EXIM participation out there these days, but we see a lot of ECA money going to these jobs, like an Orpic, particularly.
MR. ROGERS (D.A. Davidson): Mm-hmm.
MR. ASHERMAN: And, of course, the LNG work even-and especially in the U.S. is heavily dependent on a lot of Japanese financing and other-other sources. So very little is dependent on the balance sheets from the typical IOC-type clients.
Now, I think the difference-we went back to Total again. They are certainly consciously redeploying some of their capital or investments and perhaps even from some divestitures in terms of some of the public comments by them to work, to finance a lot of the petrochemical work. So I don't have an exact split, but I would say most of the major work-and I'll have to look into that, but I think I'm pretty safe in saying virtually all the major work is some level of financing, project finance.
MR. ROGERS (D.A. Davidson): And does that make the timing of these projects more or less predictable?
MR. ASHERMAN: Oh, always less predictable. For example, on Anadarko's work, it's not the-it's not the integrity of the project or anything else than that. It's really just getting all the players lined up and also the national-or the Mozambique government to line up for all these things, so it does take a while. There's a level of commitment through MOUs, but then you have to get to the final contracts before you can actually get to FID. So that's always the issue on these large capital projects.
MR. TAFF: Yeah. John, they're negotiating all the off-take agreements and all that. So, I mean, for example, in Mozambique, they've talked about, I think, what, roughly 80 percent? They have agreements in place, but they've still got to finalize those agreements and then finish the remaining 20 percent of the off-take on that one, for example.
MR. ASHERMAN: Yeah. That's why we stopped sticking a stake in the ground for the year target for new awards because it was never about whether we would get it,

but also the timing of that. So you've seen some of these jobs slip as much as 2 or 3 months. So the larger jobs and, as you point out correctly, the nature of the financing puts that timing risk probably a little more probable than other jobs.
MR. ROGERS (D.A. Davidson): Okay. All right. I appreciate the color. Thanks.
MR. ASHERMAN: Yeah. Thank you.
MR. TAFF: Thanks, John.
TELECONFERENCE OPERATOR: Your next question comes from the line of Matt Tucker form KeyBanc Capital Markets. Your line is open.
MR. TUCKER (KeyBank Capital Markets): Hi, guys. Good evening.
MR. ASHERMAN: Hello, Mark. Good evening.
MR. TUCKER (KeyBank Capital Markets): I just wanted to follow up on Mozambique and just try to understand better this dynamic where you'd book the EPC a couple quarters, maybe ahead of the FID, if I got that right. I mean, do you kind of view the FID as almost a formality at this point, or can you just help me better understand what would give you the comfort to book the EPC before the FID, and, you know, why so confident in the FID at this point?
MR. ASHERMAN: Yeah. Well, it's a judgment. We've had some jobs which we waited until the FID was awarded, but it is a judgment. And it's working with Anadarko, and, again, the early work, some preliminary work, which really-which really is a substantial milestone in getting some of that preliminary work done to get the EPC contract. And from the owners' perspective, they're not going to enter into an EPC contract until they have got a high degree of confidence that they will get to FID within a reasonable period of time. So it's enough documentation and preliminary work that's been accomplished. By that point, that will give us the confidence to take the job into backlog, which is really the critical issue.

So, on this job, we feel with the work and the way-and what the owner has already accomplished in terms of their off-take agreements, which I think they ought to share with the market-not us-we feel pretty confident that that EPC will be a milestone where we'll have enough work and enough confidence that we're going to go all the way, and we'll take that into backlog.
I think we've got a pretty good track record of not having to cancel out backlog. We're very, very cautious about it and very conservative, and so we look at this very carefully. So, as it stands right now, that would be the milestone we're looking for to take it into backlog.
MR. TUCKER (KeyBank Capital Markets): Okay. Great color. Thanks on that. And then you mentioned briefly some re-gas opportunities. I guess I'm a little surprised that you haven't talked about that more. I mean, it seems like there is a lot of activity out there. I understand that they're smaller than the liquefaction projects, but I guess, why aren't you talking about re-gas as a bigger opportunity? Is it because of just where the projects are or other reasons?
MR. ASHERMAN: Oh, no. No. We've probably done the majority of re-gas facilities around the world, let alone in the United States. There just has been a limited number of re-gas facilities, and it's probably a pretty small opportunity set today. But I just wanted to make the point really that when you're talking about LNG for us, that could range from anywhere from the large greenfield sites to the additional trains that we see in Cameron to a potential re-gas facility in some part of the world or even a re-gas tank or even a peak shaver. So there's a broad range of work that really comes down, which is really included in our LNG outlook that is not just these big export facilities, and that was the point I was really trying to make.
MR. TUCKER (KeyBank Capital Markets): Got it. Thanks. And then just to Capital Services, you mentioned nuclear outages, refinery turnarounds as drivers in 2015, among other things. I'm just curious what your kind of outlook is for the outage turnaround-type business in '16.
MR. ASHERMAN: Well, I think that's going to be fairly constant. You know, the nice thing about that type of work is I think a level of predictability. You know where the seasonal parts of your business are. You can predict cash flows and income a little more regularly on that, and it tends to be very recurring, so some of these contracts are long term.
So, again, it's $5 billion of our backlog and, again, not on the high end of our margin opportunity, but certainly in today's business having that recurring income stream, that's not related at all-that's not correlated with oil prices at all is a pretty important part of our overall business plan.
MR. TAFF: Yeah. Matt, I'd say-and, too, just, you know, when you think about the nuclear outages, they are much more predictable than, say, the refinery outages. As we all know, sometimes when those refineries are making money, they will postpone some maintenance and push the facilities while they are making good cash flows. The nuclear business is much more-much more, you know, I'd say predictable from that standpoint.
MR. TUCKER (KeyBank Capital Markets): Great. Thanks for the color, guys.
MR. ASHERMAN: Take care.
TELECONFERENCE OPERATOR: This concludes our question-and-answer session. I will not turn the call over to Mr. Asherman for closing remarks.
MR. ASHERMAN: I don't have any closing remarks today, other than to thank everyone for their attention and their interest today, and we look forward to our next call. Thank you.
TELECONFERENCE OPERATOR: This concludes today's conference call. You may now disconnect.